    As filed with the Securities and Exchange Commission on November 20, 2001
                                                           Registration No. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                  __________

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                 _____________

                              Genaera Corporation
            (Exact Name of Registrant as Specified in Its Charter)

              Delaware                           13-3445668
  (State or Other Jurisdiction of      (I.R.S. Employer Identification
   Incorporation or Organization)                  Number)
                               5110 Campus Drive
                          Plymouth Meeting, PA 19462
                                (610) 941-4020
              (Address, Including Zip Code, and Telephone Number,
   Including Area Code, of Registrant's Principal Executive Offices)

                                 _____________

                           Christopher P. Schnittker
                  Vice President and Chief Financial Officer
                              Genaera Corporation
                               5110 Campus Drive
                          Plymouth Meeting, PA 19462
                                (610) 941-4020
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                 _____________
                                  Copies to:
                          Randall B. Sunberg, Esquire
                          Morgan, Lewis & Bockius LLP
                              1701 Market Street
                            Philadelphia, PA 19103
                                (215) 963-5000

       Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
       If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]___________
       If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]______________
       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

=========================================================================================================================

       Title Of Each Class of Securities To Be Registered           Proposed Maximum Aggregate           Amount Of
                                                                       Offering Price (1)(2)         Registration Fee
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.002 per share (3)
Preferred stock (3)
Warrants to purchase common stock and preferred stock (3).....             $50,000,000                   $12,500.00
=========================================================================================================================

(1) Not specified as to each class of securities to be registered hereunder pursuant to General Instruction II (D) to Form S-3. In no event will the aggregate initial offering price of the securities registered hereby exceed $50,000,000. This registration statement also includes any securities issuable pursuant to Rule 416(a) under the Securities Act of 1933, as amended, by reason of stock splits, stock dividends or similar anti-dilution provisions.
(2) Estimated solely for the purpose of calculating the amount of registration fee, in accordance with Rule 457(o).
(3) In addition to the common stock and preferred stock being registered hereunder, there also are being registered hereunder an indeterminate number of shares of common stock or preferred stock, as the case may be, as may be issued from time to time at indeterminate prices upon conversion or exchange of any preferred stock registered hereunder and upon exercise of any warrants registered hereunder.

                           ________________________
The Registrant hereby amends this Registration Statement on such date or dates as necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY CHANGE. WE MAY + + NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE + + SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN + + OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY + + THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                Subject to completion, dated November 20, 2001

Prospectus

                                    [LOGO]


                              GENAERA CORPORATION

                                  $50,000,000

                                 Common Stock
                                Preferred Stock
                                   Warrants

         We may use this prospectus to offer and sell up to $50 million of securities from time to time. The types of securities we may sell include:

         .  common stock;
         . preferred stock in one or more series; and . warrants to purchase common stock or preferred stock.

         We will provide the specific terms of the securities offered by this prospectus in supplements to this prospectus prepared in connection with each offering. The prospectus supplement also may add, update or change the information contained in this document. You should read this prospectus and any applicable prospectus supplement carefully before you invest. This prospectus may not be used to sell these securities without a supplement.

         Our common stock is quoted in the Nasdaq National Market under the symbol "GENR." On November 16, 2001, the last reported closing price of our common stock was $3.62 per share. We have not determined yet whether any of the other securities offered hereby will be listed on any exchange or over-the-counter market. If we decide to seek a listing of any such securities, a prospectus supplement will disclose such exchange or market.

                               ________________

         Investing in these securities involves significant risk. See "Risk Factors" section beginning on page 3 of this prospectus.

                               ________________

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                               ________________

                 The date of this prospectus is ______, 2001.

                               TABLE OF CONTENTS

ABOUT THIS PROSPECTUS...............................................  i

WHERE YOU CAN FIND MORE INFORMATION.................................  i

GENAERA CORPORATION.................................................  1

RISK FACTORS........................................................  3

FORWARD-LOOKING STATEMENTS..........................................  9

USE OF PROCEEDS..................................................... 10

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK..................... 10

DESCRIPTION OF WARRANTS............................................. 14

PLAN OF DISTRIBUTION................................................ 14

LEGAL MATTERS....................................................... 16

EXPERTS............................................................  16

                    ___________________________________

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities in one or more offerings up to a total dollar amount of $50,000,000. This prospectus provides you with a general description of the securities offered by this prospectus. Each time we sell these securities, we will provide a prospectus supplement that will contain information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information," before you decide whether to invest.

     The registration statement that contains this prospectus (including the exhibits) contains additional information about us and the securities covered by this prospectus. Specifically, we have filed certain legal documents that control the terms of these securities as exhibits to the registration statement. We will file certain other legal documents that control the terms of the securities covered by this prospectus as exhibits to reports we file with the SEC. That registration statement and the other reports can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

     You should only rely on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you any different information. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of these documents.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934, which means we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Copies of the registration statement and any other materials that we file with the SEC and may be read and copied at the SEC's Public Reference Room. You may obtain information on the operation of the Public Reference Room by calling the SEC at
(800) SEC-0330. The SEC maintains a website that contains all information filed electronically by us, including reports, proxy and information statements. The address of the SEC's website is http://www.sec.gov.
                                ------------------

     We have filed a registration statement on Form S-3, of which this prospectus forms a part, to register the securities with the SEC. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. We incorporate by reference in two ways. First, we list certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus. Second, we may in the future file additional documents with the SEC. When filed, the information in these documents will update and supersede the current information in, and incorporated by reference in, this prospectus. The historical and future information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. The documents incorporated by reference contain important information about us, our business and our finances.

     We incorporate by reference the documents listed below and any other documents we file with the SEC under Sections 13(a), 13(c), 14 or 15 of the Exchange Act until the offering described by this prospectus is completed:

     . Our Annual Report on Form 10-K for the year ended December 31, 2000 (SEC file 000-19651);

     . Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2001, June 30, 2001 and September 30, 2001 (SEC file 000-19651);

     . Our Current Report on Form 8-K filed with the SEC on April 24, 2001 (SEC file 000-19651); and

     . The description of our common stock contained in our Form 8-A registration statement filed with the SEC on November 7, 1991 and amended on January 15, 1993 (SEC files 33-43579 and 000-19651, respectively).

     If you request, either orally or in writing, we will provide you with a copy of any or all documents which are incorporated by reference into the document. You should address written requests to Christopher P. Schnittker, Vice President and Chief Financial Officer, Genaera Corporation, 5110 Campus Drive, Plymouth Meeting, PA 19462, (610) 941-5231.

                              GENAERA CORPORATION

     Genaera Corporation, formerly known as Magainin Pharmaceuticals Inc., is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Our research and development efforts are focused on anti-angiogenesis, obesity, infectious diseases and respiratory diseases.

RESEARCH & DEVELOPMENT PROGRAMS

Anti-Angiogenesis Program

     Squalamine, a naturally occurring aminosterol, is our lead product development candidate and currently is being evaluated as an anti-angiogenic compound in Phase 2 clinical studies for the treatment of non-small cell lung and ovarian cancers in combination with cytotoxic therapies. We have seen encouraging early objective responses of tumor size reduction. We also plan studies in prostate cancer and fibrodysplasia ossificans progressiva, or FOP, a rare genetic disorder of the musculoskeletal system in which there is progressive immobility and disability.

     Anti-angiogenic substances may also be useful in certain eye diseases, including diabetic retinopathy and macular degeneration. In addition to our anti-angiogenesis research program focused on cancers, we also maintain a research program to evaluate squalamine in eye disease. We are focusing efforts on preparing for future clinical studies in patients with macular degeneration.

Obesity Program

     Trodulamine (formerly known as produlestan) is our second natural aminosterol product in development. Preclinical data on this compound demonstrate it is a potent appetite suppressant in numerous animal models of obesity. Genaera researchers have shown efficacy with trodulamine and demonstrated that animal food intake can be regulated in a reversible manner, leading to changes in body weight. Trodulamine has a similar chemical structure to squalamine.

     Development goals for trodulamine currently are focused on demonstrating safety and early evidence of appetite suppression in medically significant obesity in advance of clinical studies planned for next year.

Infectious Disease Program

     We have conducted research and development in infectious diseases over many years. The magainin class of compounds, originally discovered in frogs, has been shown to have activity against a variety of pathogens, including bacteria, amoebae, fungi and parasites. Antibiotic resistance, an increasing problem, is the process by which antibiotics lose their effectiveness over time as bacteria, through mutation, develop the means to produce enzymes capable of diminishing the utility of an antibiotic. We have not noted the development of any antibiotic resistance to the magainins. We believe this is due to the unique mechanism of action of the magainins; magainins puncture the cell membrane and break down the integrity of the cell, killing bacteria differently than traditional antibiotics.

     LOCILEX(TM) Cream, a topical cream antibiotic for the treatment of infection in diabetic foot ulcers, had been our lead product development candidate. LOCILEX(TM) Cream did not obtain approval from the U.S. Food and Drug Administration in July 1999 and we have since refocused our near-term product development efforts on the other programs discussed. We continue to seek new opportunities that will enable us to capitalize on our past development efforts in this program.

Respiratory Disease Program

     Our respiratory program is designed to discover and develop treatment alternatives for chronic respiratory diseases, including asthma, chronic bronchitis, cystic fibrosis, and chronic sinusitis. These respiratory diseases have in common the overproduction of mucus secretions and an underlying inflammatory process. Current research and development efforts at Genaera are focused on the development of therapeutics that decrease mucus production, or mucoregulators, and anti-inflammatory treatments that may be useful in these diseases.

     .    Anti-IL9 Therapeutics

     Our first genomics-based product development program involves the development of a blocking antibody to IL9 to treat the root cause of asthma. Genetic studies to identify this cause, in both human families and animal models, have pinpointed IL9 as a mediator of asthma, and functional genomic analyses are consistent with these findings. IL9 is a gene that varies in DNA structure and function in asthmatic and allergic humans and animals. Over the past five years, Genaera scientists and a number of academic investigators have published peer-reviewed articles that indicate that IL9 acts directly and specifically to promote lung inflammation in asthma. We believe that we have developed a strong patent position in anti-IL9 therapeutics having first discovered and documented a role for this cytokine in asthma. While genetic susceptibility to bronchial hyper-responsiveness and asthma is likely due to multiple genes acting together, the identification of specific susceptibility genes provides valuable insight into the molecular pathways associated with this condition.

     In April 2001, we entered into a research collaboration and licensing agreement with MedImmune. Under the MedImmune agreement, MedImmune and we will develop and commercialize antibodies or recombinant molecules against IL9 to prevent symptoms of asthma and other respiratory diseases. The companies also will collaborate on the creation of specific assays and respiratory disease models for use in assessing product candidates developed by MedImmune. MedImmune will be responsible for development, manufacturing, clinical testing, and marketing of any resulting product.

     .    Mucoregulator Product Development

     Our second genomics-based product development program is focused on several small molecules that we believe will lead to drug development candidates to inhibit the overproduction of mucus. Mucoregulators have the potential to yield novel therapeutics for mucus overproduction in a number of chronic diseases. For example, excess mucus production is an important clinical feature of chronic sinusitis and chronic obstructive pulmonary diseases, including asthma, chronic bronchitis and cystic fibrosis. In many lung diseases, excess mucus production leads to airway pulmonary obstruction and contributes to a significant deterioration of lung function. We have developed a novel strategy to prevent the production of mucus that leads to airway obstruction dysfunction and disease. We discovered an anion channel that regulates the production of gel-forming mucins in the cells lining the airways and gastrointestinal tracts along with small molecule mucoregulators. We have patents pending on target uses and mucoregulator molecules.

                                 RISK FACTORS

Any investment in the securities offered under this prospectus involves a high degree of risk. You should carefully consider the following risk factors, together with the other information presented in this prospectus and any prospectus supplement before deciding to invest.

If we do not raise additional capital, we may not be able to continue our research and development programs and may never commercialize any products.

     As of September 30, 2001, we had cash and investments of $20.0 million. We believe these resources are sufficient to sustain operations through 2002. We will need to raise substantial additional funds in the future to continue our research and development programs and to commercialize our potential products. If we are unable to raise such funds, we may be unable to complete our development activities for any of our proposed products.

     We regularly explore alternative means of financing our operations and seek funding through various sources, including public and private securities offerings and collaborative arrangements with third parties. We currently do not have any commitments to provide additional funds, and may be unable to obtain sufficient funding in the future on acceptable terms, if at all. If we cannot obtain funding, we will need to delay, scale back or eliminate research and development programs or enter into collaborations with third-parties to commercialize potential products or technologies that we might otherwise seek to develop or commercialize ourselves, or seek other arrangements. If we raise additional capital by issuing equity or securities convertible into equity, our stockholders may experience dilution and share prices may decline. Any debt financing may result in restrictions on spending or payment of dividends. If we engage in collaborations, we will receive lower consideration upon commercialization of such products than if we had not entered into such arrangements, or if we entered into such arrangements at later stages in the product development process.

We expect to continue to incur substantial losses and may never generate revenues or become profitable.

     To date, we have engaged primarily in the research and development of drug candidates. We have not generated any revenues from product sales and have incurred losses in each year since our inception. As of September 30, 2001, we had an accumulated deficit of approximately $167.1 million.

     Our proposed products are in a relatively early developmental stage and will require significant research, development and testing. We must obtain regulatory approvals for any proposed product prior to commercialization of the product. Our operations are also subject to various competitive and regulatory risks. As a result, we are unable to predict when or if we will achieve any product revenues or become profitable. We expect to experience substantial losses in the foreseeable future as we continue our research, development and testing efforts, which will cause us to have continued negative results of operations.

If we do not obtain required regulatory approvals, we will not be able to commercialize any of our product candidates.

     Numerous governmental authorities, including the FDA in the United States, regulate our business and activities. Federal, state and foreign government agencies impose rigorous preclinical and clinical testing and approval requirements on our product candidates. In general, the process of obtaining government approval for pharmaceutical products is time consuming and costly.

     Governmental authorities may delay or deny the approval of any of our product candidates. In addition, governmental authorities may enact new legislation or regulations that could limit or restrict our efforts. A delay or denial of regulatory approval for any of our product candidates will materially affect our business. For example, in July 1999, we received notification from the FDA that our NDA for LOCILEX(TM) Cream had been deemed not approvable. LOCILEX(TM) Cream, a topical cream antibiotic for the treatment of infection in diabetic foot ulcers, was our lead product development candidate. As a result of the FDA's decision, near-term commercialization of

LOCILEX(TM) Cream will not occur, and we will generate no revenues from LOCILEX(TM) Cream in the near future, if ever.

     If we receive approval of a product candidate, it may be conditioned upon certain limitations and restrictions as to the drugs used and may be subject to continuous review. If we fail to comply with any applicable regulatory requirements, we could be subject to penalties, including:

     .    warning letters;

     .    fines;

     .    withdrawal of regulatory approval;

     .    product recalls;

     .    operating restrictions;

     .    injunctions; and

     .    criminal prosecution.

We expect to rely on third parties to market any products we develop and expect to rely on third parties in connection with the development of our products; if these parties do not perform as expected, we may never successfully commercialize our products.

     We do not have our own sales and marketing staff. In order to successfully develop and market our future products, we must enter into marketing and distribution arrangements with third parties. We also expect to delegate the responsibility for all, or a significant portion, of the development and regulatory approval for certain products to third parties. If these parties do not develop an approvable or marketable product or do not market a product successfully, we may never generate revenue or become profitable. Additionally, we may be unable to enter into other successful arrangements.

     We do not have control over the amount and timing of resources to be devoted to our products by our collaborative partners. Our collaborators may not place a high priority on their contractual arrangements with us. Collaborators may develop products independently or through third parties that could compete with our proposed products. For example, GlaxoSmithKline, which entered into an agreement with us relating to the development of LOCILEX, maintains a significant presence in the antibiotic area and currently sells a topical antibiotic product indicated for the treatment of certain skin infections. In addition, a collaborator may decide to end a relationship with us. For example, in December 2000, Genentech provided notice to us of its election to terminate the collaboration agreement covering the IL9 antibody development program and related respiratory technology.

     We also may decide to establish our own sales force to market and sell certain products. Although some members of our management have limited experience in marketing pharmaceutical products, we have no experience with respect to marketing our products. If we choose to pursue this alternative, we will need to spend significant additional funds and devote significant management resources and time to establish a successful sales force. This effort may not be successful. Moreover, because our financial resources are limited, our sales and marketing expenditures in this area would likely be modest compared to our competitors.

We face formidable competition with respect to the products we are seeking to develop and the recruitment of highly trained scientific personnel.

     The pharmaceutical industry is characterized by intense competition. Many companies, research institutions and universities are conducting research and development activities in our fields of interest. Some of these companies are currently involved in research and development activities focused on the pathogenesis of disease, and the competition among companies attempting to find genes responsible for disease is intense. In addition, we are aware that research on compounds derived from animal host-defense systems is being conducted by others. We also may face competition from companies using different or advanced techniques that could render our future products obsolete. Most of these entities have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than we have.

     Many companies are working to develop and market products intended for the additional disease areas we are targeting, including cancer and asthma. A number of major pharmaceutical companies have significant franchises in these disease areas, and can be expected to invest heavily to protect and expand their interests. In the cancer field, anti-angiogenic agents are under development at a number of companies. In the asthma field, other biopharmaceutical companies also have reported the discovery of genes relating to asthma.

     Many of the companies developing or marketing competing products have significantly more experience in undertaking preclinical testing and human clinical trials of new or improved therapeutic products and obtaining regulatory approvals of such products. Some of these companies may be in advanced phases of clinical testing of various drugs that may be competitive with our proposed products.

     We expect technological developments in the biopharmaceutical field to occur at a rapid rate and expect competition to intensify as advances in this field are made. Accordingly, we must continue to devote substantial resources and efforts to research and development activities in order to maintain a competitive position in this field. Our efforts may not be successful.

     Colleges, universities, governmental agencies and other public and private research organizations are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technology that they have developed, some of which may be directly competitive with our technology. In addition, these institutions, along with pharmaceutical and specialized biotechnology companies, can be expected to compete with us in recruiting highly qualified scientific personnel.

If we do not develop and maintain relationships with contract manufacturers, we may not successfully commercialize our products.

     We currently do not have the resources, facilities, or technical capabilities to manufacture any of our proposed products in the quantities and quality required for commercial sale. We have no plans to establish a manufacturing facility. We expect to depend upon contract manufacturers for commercial scale manufacturing of our proposed products in accordance with regulatory standards. For example, we are currently working with outside contractors for the chemical production of squalamine. This dependence on contract manufacturers may restrict our ability to develop and deliver products on a timely, profitable and competitive basis especially because the number of companies capable of producing our proposed products is limited. Furthermore, production of squalamine and other proposed products will require significant expenditure by us. We may be unable to maintain arrangements with qualified outside contractors to manufacture materials at costs that are affordable to us, if at all.

     Contract manufacturers may utilize their own technology, our technology, or technology acquired or licensed from third parties in developing a manufacturing process. In order to engage another manufacturer, we may need to obtain a license or other technology transfer from the original contract manufacturer. Even if a license is available from the original contract manufacturer on acceptable terms, we may be unable to successfully effect the transfer of the technology to the new contract manufacturer. Any such technology transfer may also require the transfer of requisite data for regulatory purposes, including information contained in a proprietary drug master file held by a contract manufacturer. If we rely on a contract manufacturer that owns the drug master file, our ability to change contract manufacturers may be more limited.

We depend on our intellectual property and, if we are unable to protect our intellectual property, our business may be harmed.

Patents
     Our success depends, in part, on our ability to develop and maintain a strong patent position for our products and technologies, both in the United States and other countries. As with most biotechnology and pharmaceutical companies, our patent position is highly uncertain and involves complex legal and factual questions. Without patent and other protections, other companies could offer substantially identical products for sale without incurring the sizeable development and testing costs that we have incurred. As a result, our ability to recover these expenditures and realize profits upon commercialization likely would be diminished.

     The process of obtaining patents can be time consuming and expensive. Even after significant expenditure, a patent may not issue. We can never be certain that we were the first to develop the technology or that we were the first to file a patent application for the particular technology because U.S. patent applications are maintained in secrecy by the U.S. Patent and Trademark Office until a patent issues, and publications in the scientific or patent literature concerning new technologies occur some time after actual discoveries of the technologies are made.

     We cannot be certain that:

     .    patents will issue from any of our patent applications;

     .    our patent rights will be sufficient to protect our technology;

     .    others will not design around the patented aspects of the technology;

     . our patents will not be successfully challenged or circumvented by our competitors; or

     . an adverse outcome in a suit challenging our patents would not subject us to significant liabilities to third parties, require rights to be licensed from third parties, or require us to cease using such technology.

     The cost of litigation related to patents can be substantial, regardless of the outcome.

Other Intellectual Property

     In order to protect our proprietary technology and processes, we also rely on trade secrets and confidentiality agreements with our employees, consultants, outside scientific collaborators, and other advisors. We may find that these agreements will be breached, or that our trade secrets have otherwise become known or independently developed or discovered by our competitors.

     Certain of our exclusive rights to patents and patent applications are governed by contract. Generally, these contracts require that we pay royalties on sales of any products that are covered by patent claims. If we are unable to pay the royalties, we may lose our patent rights. Additionally, some of these agreements also require that we develop the licensed technology under certain timelines. If we do not adhere to an acceptable schedule of commercialization, we may lose our rights.

Potential Ownership Disputes

     Disputes may arise as to the ownership of our technology. Most of our research and development personnel previously worked at other biotechnology companies, pharmaceutical companies, universities, or research institutions. These entities may raise questions as to when technology was developed, and assert rights to the technology. These kinds of disputes have occurred in the past and were resolved. We may not prevail in any such disputes.

     Similar technology ownership disputes may arise in the context of consultants, vendors or third parties, such as contract manufacturers. For example, our consultants are employed by or have consulting agreements with third parties. There may be disputes as to the capacity in which consultants are operating when they make certain discoveries. We may not prevail in any such disputes.

If we cannot recruit and retain qualified management, we may not be able to successfully develop and commercialize our products.

     We depend to a considerable degree on a limited number of key personnel. Most significant responsibilities have been assigned to a relatively small number of individuals. We do not maintain "key man" insurance on any of our employees. The loss of certain management and technical personnel could adversely affect our ability to develop and commercialize products.

We are subject to potential product liability claims that could result in significant costs.

     We are subject to significant potential product liability risks inherent in the testing, manufacturing and marketing of human therapeutic products, including the risk that:

     . our proposed products cause some undesirable side effects or injury during clinical trials;

     .    our products cause undesirable side effects or injury in the market;
          or

     .    third parties that we have agreed to indemnify incur liability.

     While we carry insurance, this coverage is expensive and we may be unable to maintain adequate coverage on acceptable terms.

If we do not receive adequate third-party reimbursement for any of our drug candidates, some patients may be unable to afford our products and sales could suffer.

     In both the United States and elsewhere, the availability of reimbursement from third-party payers, such as government health administration authorities, private health insurers and other organizations, can impact prescription pharmaceutical sales. These organizations are increasingly challenging the prices charged for medical products and services, particularly where they believe that there is only an incremental therapeutic benefit that does not justify the additional cost. If any of our products ever obtain marketing approval, coverage and reimbursement may not be available for these products, or, if available, may not be adequate. Without insurance coverage, many patients may be unable to afford our products, in which case sales of the product would be adversely affected.

     There also has been a trend toward government reforms intended to contain or reduce the cost of health care. In certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been a number of federal and state proposals to implement similar government control. We expect this trend to continue, but we cannot predict the nature or extent of any reform that results. These reforms could adversely affect our ability to obtain financing for the continued development of our proposed products or market any of our products that are successfully developed. Furthermore, reforms could have a broader impact by limiting overall growth of health care spending, such as Medicare and Medicaid spending, which could also adversely affect our business.

The FDA has deemed our NDA for LOCILEX(TM) Cream to be not approvable, and the product may never be approved.

     In July 1999, we received notification from the FDA that our NDA for LOCILEX(TM) Cream had been deemed not approvable. LOCILEX(TM) Cream, a topical cream antibiotic for the treatment of infection in diabetic foot ulcers, was our lead product development candidate. As a result of the FDA's decision, near-term commercialization of LOCILEX(TM) Cream will not occur, and we will generate no revenues from LOCILEX(TM) Cream in the near future, if ever.

     In order to again seek approval of LOCILEX(TM) Cream, the FDA has indicated that we must conduct further development activities, including clinical and manufacturing activities. As a result of its review of manufacturing of the cream product, the FDA issued certain observations of deficiencies in compliance with their current good manufacturing procedures regulations. If any additional clinical studies are conducted, new batches of the cream product will need to be manufactured from the bulk drug substance and meet strict product specifications in compliance with FDA-determined cGMP. The time required to conduct such further clinical and manufacturing development efforts may be lengthy and costly, and the results may ultimately prove unsuccessful.


Our stock price is extremely volatile.

     The market prices and trading volumes for securities of biopharmaceutical and biotechnology companies, including ours, have historically been, and will likely continue to be, highly volatile. Future events affecting our business, or that of our competitors, may have a significant impact on our stock price. Among these events are the following:

     .    product testing results from us or our competitors;

     .    technological innovations by us or our competitors;

     .    new commercial products from us or our competitors;

     .    government regulations;

     .    proprietary rights;

     .    regulatory actions; and

     .    litigation.

We may be unable to maintain the standards for listing on the Nasdaq National Market, which could adversely affect the liquidity of our common stock and could subject our common stock to the "penny stock" rules.

     Our common stock is listed on the Nasdaq National Market. Nasdaq requires listed companies to maintain standards for continued listing, including a minimum bid price for shares of a company's stock and a minimum tangible net worth. If we are unable to maintain these standards, our common stock could be delisted. Trading in our stock may then be conducted on the Nasdaq Small Cap Market. However, if we are unable to meet the requirements for inclusion in the Small Cap Market, our common stock would be traded on an electronic bulletin board established for securities that are not included in Nasdaq or traded on a national securities exchange or in quotations published by the National Quotation Bureau, Inc. that are commonly referred to as the "pink sheets." If this occurs, it could be more difficult to sell our securities or obtain the same level of market information as to the price of our common stock as is currently available.

     In addition, if our common stock were delisted, it would be subject to the so-called "penny stock" rules. The U.S. Securities and Exchange Commission has adopted regulations that define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions, such as any securities listed on a national securities exchange or quoted on Nasdaq. For any transaction involving a "penny stock," unless exempt, the rules impose additional sales practice requirements on broker-dealers, subject to certain exceptions.

     For transactions covered by the "penny stock" rules, a broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to the transaction. The "penny stock" rules also require broker-dealers to deliver monthly statements to "penny stock" investors disclosing recent price information for the "penny stock" held in the account, and information on the limited market in "penny stocks." Prior to the transaction, a broker-dealer must provide a disclosure schedule relating to the "penny stock" market. In addition, the broker-dealer must disclose the following:

     . commissions payable to the broker-dealer and the registered representative; and

     . current quotations for the security as mandated by the applicable regulations.

     If our common stock were delisted and determined to be a "penny stock," a broker-dealer may find it more difficult to trade our common stock and an investor may find it more difficult to acquire or dispose of our common stock in the secondary market.

The exercise of options and warrants and other issuances of shares could have a dilutive effect on our stock price.

     As of September 30, 2001, there were outstanding options to purchase an aggregate of approximately 3,815,000 shares of our common stock at prices ranging from $1.03 per share to $16.75 per share, of which approximately 1,975,000 were exercisable as of such date. Warrants to purchase 396,905 shares were outstanding, of which warrants to purchase 229,739 shares of our common stock are currently exercisable at $8.00 per share and warrants to purchase 167,166 shares of our common stock are currently exercisable at $3.50 per share, in each case subject to adjustment under the anti-dilution provisions of the warrants. Exercise of options and warrants at prices below the market price of our common stock could adversely affect the price of our common stock. Additional dilution may result from the issuance of shares in connection with collaborations or manufacturing arrangements or in connection with other financing efforts.

Our certificate of incorporation and Delaware law contain provisions that could discourage a takeover.

     Our certificate of incorporation provides our board of directors the power to issue shares of preferred stock without stockholder approval. This preferred stock could have voting rights, including voting rights that could be superior to that of our common stock. In addition, Section 203 of the Delaware General Corporation Law contains provisions that impose restrictions on stockholder action to acquire control of Genaera. The effect of these provisions of our certificate of incorporation and Delaware law provisions could discourage third parties from seeking to obtain control, even though the price at which such third parties seek to acquire our common stock is in excess of the market price for our stock.


                          FORWARD-LOOKING STATEMENTS

     Our disclosure and analysis in this prospectus and in the documents we have referred you to contains some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "hope," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include, among others, statements about the following:

     . the sufficiency of our resources to sustain operations at their current level;

     .    our present or anticipated scientific progress;

     .    our development of potential pharmaceutical products;

     .    our future revenues and profitability;

     .    our anticipated capital expenditures;

     .    our anticipated research and development expenditures;

     . our ability to obtain future financing and to secure necessary collaborations; and

     . other statements regarding matters that are not historical facts or statements of current condition.

     Any or all of our forward-looking statements in this prospectus and in the documents we have referred you to may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Some of the factors that could cause actual results to differ from those expressed or implied by our forward-looking statements include, among others:

     . unanticipated cash requirements to support current operations, expansion of our business or capital expenditures;

     . scientific or regulatory setbacks with respect to our potential products;

     . enactment of new government regulations, court decisions, regulatory interpretations or other initiatives;

     . market conditions in the biotechnology industry that make raising additional capital difficult, expensive or both;

     .    the loss of key management or scientific personnel; and

     .    the activities of our competitors in the industry.

     Many factors mentioned in this prospectus will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially. Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our filings with the Securities and Exchange Commission.


                                USE OF PROCEEDS

     Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of any of the securities for working capital and for general corporate purposes, which may include, among other things, the funding of both ongoing and planned research and development activities, clinical trials and manufacturing developments. Pending these uses, we may temporarily invest funds that we do not immediately need for these purposes in U.S. government and other investment grade, interest-bearing securities.


                DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

     The following description of common stock and preferred stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus. For the complete terms of our common stock and preferred stock, please refer to our Restated Certificate of Incorporation, as amended, our certificates of designation for the preferred stock, and our by-laws. The General Corporation Law of Delaware may also affect the terms of these securities. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any series of these securities in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any common stock or preferred stock we offer under that prospectus supplement may differ from the terms we describe below.

Our Authorized Capital Stock

     .   75,000,000 shares of common stock, par value $0.002 per share.
     . 9,211,031 shares of preferred stock, par value $0.001 per share, of which 80,000 shares were designated Series A redeemable convertible preferred stock and 10,000 shares were designated Series B convertible preferred stock.
     . As of September 30, 2001, we had 32,859,386 shares of common stock, 888 shares of Series A preferred stock and 10,000 shares of Series B preferred stock outstanding.
     . As of September 30, 2001, we had reserved for issuance 12,032,950 shares of common stock with respect to our incentive stock plan, outstanding common stock purchase warrants and conversion of the Series A and Series B preferred stock.

Common Stock

     Voting Rights of Stockholders:

     . one vote for each share held of record on all matters submitted to a vote of stockholders;
     .   no cumulative voting rights;
     .   election of directors by plurality of votes cast; and
     . all other matters by majority of the votes cast, unless otherwise required by law;

     Dividend Rights:

     . subject to preferential dividend rights of outstanding shares of preferred stock, common stockholders are entitled to receive ratably declared dividends; and
     . the board of directors may only declare dividends out of legally available funds.

     Additional Provisions:

     . subject to the preferential liquidation rights of outstanding shares of preferred stock, common stockholders are entitled to receive ratably net assets available after the payment of all debts and liabilities upon our liquidation, dissolution or winding up;
     .   no preemptive rights;
     .   no subscription rights;
     .   no redemption rights;
     .   no sinking fund rights; and
     .   no conversion rights.

     The rights and preferences of common stockholders are subject to the rights of the holders of the Series A and Series B preferred stock and of any other series of preferred stock we may issue in the future. Our common stock is quoted on the Nasdaq National Market under the symbol "GENR." The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company.

Preferred Stock

         General

          Each series of preferred stock will have specific financial and other terms that will be described in a prospectus supplement, except for the Series A Preferred Stock and Series B Preferred Stock, which are described below. The description of the preferred stock that is set forth in any prospectus supplement is not complete without reference to the documents that govern the preferred stock. These include the Restated Certificate of Incorporation, the Certificates of Designation for the Series A Preferred Stock and Series B Preferred Stock and any other certificate of designation that the board of directors may adopt. Under the Restated Certificate of Incorporation, our board of directors is authorized generally without stockholder approval to issue shares of preferred stock from time to time, in one or more classes or series. Prior to the issuance of shares of each series, the board of directors is required by the Delaware General Corporation Law and the Restated Certificate of Incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, some or all of the following:

         .  the number of shares constituting each class or series;
         .  voting rights;
         . rights and terms of redemption (including sinking fund provisions); . dividend rights;
         .  dissolution;
         .  terms concerning the distribution of assets;
         . conversion rights, including the terms and conditions upon which the preferred stock will be convertible into or exchangeable for common stock, and whether such conversion or exchange will be at our option, the option of the holder or either party's option; and
         .  liquidation preferences.

         All shares of preferred stock offered hereby will, when issued, be fully paid and nonassessable, including shares of preferred stock issued upon the exercise of preferred stock warrants or subscription rights, if any. Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction that might involve a premium price for holders of the shares or which holders might believe to be in their best interests.

         Series A Preferred Stock

         Holders of the Series A Preferred Stock are entitled to cumulative preferred dividends payable in arrears on a quarterly basis at an annual rate of the prime rate plus 2%. The Series A Preferred Stock ranks senior to our common stock and Series B Preferred Stock as to liquidation and dividend rights. In the event of our liquidation, dissolution or winding up, the Series A Preferred Stock has a liquidation preference of $1,000 per share plus accumulated and unpaid cumulative dividends to the date of liquidation. The Series A Preferred Stock is convertible, in whole or in part, at our option or holder's option, into shares of our common stock at a conversion rate determined by dividing the original issue price of $1,000 per share by the average closing price of the common stock during the five trading days prior to the conversion date. Shares of the Series A Preferred Stock issued before May 10, 2005 are only convertible on a single date during the six-month period beginning on May 10, 2005. Shares of the Series A Preferred Stock issued on or after May 10, 2005 are convertible at any one date during the six-month period beginning on December 31, 2008. In addition, after November 10, 2000, the Series A Preferred Stock also is convertible at the holder's option (1) in the event of a merger, consolidation or sale of substantially all of our assets, at any time following the execution of a definitive agreement or (2) at any time following the first date when the total number of common shares outstanding, on a fully-diluted basis, multiplied by the average closing price of the common stock during the ten trading days prior to such date is less than 500% of the aggregate original issuance price of the Series A Preferred Stock plus accrued and unpaid cumulative dividends on the Series A Preferred Stock. In any event, the aggregate number of common shares issued upon conversion of the shares of Series A Preferred Stock shall not exceed 5,388,595 shares nor may such aggregate conversions result in Genentech, Inc., the holder of the Series A Preferred Stock, beneficially owning more than 10% of our common stock. In the event a conversion would cause these limits to be exceeded, we would be required to redeem the excess shares at a cash redemption price of $1,000 per share plus accrued and unpaid cumulative dividends to the date of conversion. The Series A Preferred Stock also may be redeemed, in whole or in part, at any time at our option at a cash redemption price of $1,000 per share plus accrued and unpaid cumulative dividends to the date of redemption. Holders of the Series A Preferred Stock have limited voting rights and generally do not have the right to vote on matters submitted to the holders of our common stock.

         Series B Preferred Stock

         Holders of the Series B Preferred Stock have no rights to dividends other than the right to participate in any dividends that may be declared on the Company's common stock on an "as-converted" basis. The Series B Preferred Stock ranks senior to our common stock and junior to the Series A Preferred Stock with respect to liquidation and dividend rights. In the event of our liquidation, dissolution or winding up, the Series B Preferred Stock has a liquidation preference of $1,000 per share plus accumulated and unpaid cumulative dividends to the date of liquidation. Prior to April 19, 2006, the Series B Preferred Stock is convertible, in whole or in part, at the holder's option, into shares of our common stock at a conversion rate of 200 shares of common stock for each share of Series B Preferred Stock. Therefore, the maximum aggregate number of common shares issuable upon a conversion of all of the shares of Series B Preferred Stock before April 19, 2006 is 2,000,000 shares. After April 19, 2006, the Series B Preferred Stock is convertible, in whole or in part, at our option or holder's option, into shares of our common stock at a conversion rate determined by dividing the original issue price of $1,000 per share by the lesser of (i) $5.00 or (ii) the 20-day average closing price of the common stock as of the conversion date (the "Post-April 19, 2006 Conversion Rate"). However, we may not exercise our option to convert if the closing price of the common stock is less than $2.15 per share on the day prior to our notice of conversion. At any time in the event of a merger, consolidation or sale of substantially all of our assets, the Series B Preferred Stock shall be automatically converted immediately prior to the consummation of such transaction at the Post-April 19, 2006 Conversion Rate. The maximum aggregate number of common shares issued upon conversion of all of the shares of Series B Preferred Stock after April 19, 2006 or at any time as a result of a merger, consolidation or sale of substantially all of our assets is 4,642,741 shares of common stock. The Series B Preferred Stock also may be redeemed, in whole or in part, at any time at our option at a cash redemption price of $1,000 per share plus accrued and unpaid cumulative dividends to the date of redemption. Holders of the Series B Preferred Stock have limited voting rights and generally do not have the right to vote on matters submitted to the holders of our common stock.

Limitation on Liability

         Our certificate of incorporation limits or eliminates the liability of our directors to us or our stockholders for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. As permitted by the Delaware General Corporation Law, our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

         .  for any breach of such person's duty of loyalty;
         . for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;
         . for the payment of unlawful dividends and certain other actions prohibited by Delaware corporate law; and
         . for any transaction resulting in receipt by such person of an improper personal benefit.

         Our certificate of incorporation also contains provisions indemnifying our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

         We currently carry directors' and officers' liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts.

Certain Anti-Takeover Provisions

         Our Restated Certificate of Incorporation provides that our board of directors may establish the rights of, and cause us to issue, preferred stock without the need for stockholder approval. Further, our board of directors may determine the terms, conditions, rights (including voting rights), privileges and preferences of the preferred stock. Our board is required to exercise its business judgment when making such determinations. Our board of directors' use of the preferred stock may inhibit the ability of third parties to acquire us. Additionally, our board may use the preferred stock to dilute the common stock of entities seeking to obtain control of us. The rights of the holders of common stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future. We believe that the preferred stock provision of our Restated Certificate of Incorporation provides our board of directors with desirable flexibility in connection with possible acquisitions, financings and other corporate transactions. However, the existence of the foregoing provisions in our Restated Certificate of Incorporation could make it more difficult for third parties to acquire or attempt to acquire control of us or substantial amounts of our common stock.

         Section 203 of the Delaware General Corporation Law applies to Genaera.
Section 203 generally prohibits "business combinations" between a Delaware corporation and an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is effected in the prescribed manner. An "interested stockholder" is generally defined as a person who, together with any affiliates or associates of such person, beneficially owns, or within three years prior to the proposed business combination owned, 15% or more of the corporation's outstanding voting shares. The statute broadly defines business combinations to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

                            DESCRIPTION OF WARRANTS

         We may issue warrants to purchase our common stock or preferred stock. These warrants may be issued independently or together with any other security offered by this prospectus. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

         The applicable prospectus supplement will describe the specific terms of any warrants for which we are delivering under this prospectus, including the aggregate number of warrants, the issue price or prices of the warrants, the designation and terms of the underlying common stock, preferred stock or debt securities, the exercise date and expiration date for such warrants and any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

                             PLAN OF DISTRIBUTION

         We may sell the securities being offered by this prospectus: (a) directly to purchasers; (b) through agents; (c) through underwriters; or (d) through dealers. The prospectus supplement relating to each offering of securities will set forth the terms of such offering, including the name or names of any such agents, underwriters or dealers, the purchase price of the securities and the net proceeds to us from the issuance and sale of the securities, any underwriting discounts and other items constituting underwriters' compensation, the public offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of the securities may be effected from time to time in one or more transactions:

         .  at a fixed price or prices, which may be changed;
         .  at market prices prevailing at the time of sale;
         . at prices related to such prevailing market prices; or . at negotiated prices.

         We may directly solicit offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the common stock from time to time.

         If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the common stock to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

         If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale. In connection with the sale of the securities, we, or the purchasers of our securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

         In the event we enter into an agreement regarding an equity line of credit which contemplates an "at the market" equity offering, we will file a post-effective amendment to this registration statement that identifies the underwriters in that "at the market" offering. We may also make direct sales through subscription rights distributed to our stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

         Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that may be required to make in respect of such liabilities.

         Until the distribution of the securities offered by this prospectus is completed, the rules of the SEC may limit the ability of the underwriters and certain selling group members, if any, to bid for and purchase the securities. As an exception to these rules, the representatives of the underwriters, if any, are permitted to engage in certain transactions that stabilize the price of the securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

         If underwriters create a short position in the securities in connection with the offering thereof, (i.e., if they sell more securities than are set forth on the cover page of the applicable prospectus supplement), the representatives of such underwriters may reduce that short position by purchasing securities in the open market. Any such representatives also may elect to reduce any short position by exercising all or part of any over-allotment option described in the applicable prospectus supplement.

         Any such representatives also may impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase securities in the open market to reduce the underwriters' short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering thereof.

         We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, we do not make any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

         To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers.

         The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable supplement relating to the offering.

         Except for the common stock offered by this prospectus, each class or series of securities covered by this prospectus will be a new issue with no established trading market. We may elect to list any of these other classes or series of securities on any exchange or interdealer quotation system, but we are not obligated to do so. It is possible that one or more underwriters may make a market in such class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities offered under this prospectus.

                                 LEGAL MATTERS

         Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania, will pass on the validity of the securities offered hereby.

                                    EXPERTS

         The consolidated financial statements of Genaera Corporation and subsidiary as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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                                    [LOGO]

                              GENAERA CORPORATION


                                  $50,000,000

                                 Common Stock
                                Preferred Stock
                                   Warrants




                           _________________________



                                  PROSPECTUS

                                ________, 2001


                           _________________________




================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.    Other Expenses of Issuance and Distribution.

         The following table shows the expenses of the issuance and distribution of the securities offered hereby:

         Securities and Exchange Commission registration fee             $12,500
         Legal fees and expenses                                          10,000
         Printing and engraving expenses                                  15,000
         Accounting fees and expenses                                      5,000
         Miscellaneous                                                    10,000
                                                                       ---------
         Total                                                           $52,500
                                                                       =========

         All of the amounts shown are estimates, except for fees payable to the Securities and Exchange Commission.


Item 15.    Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law ("Section 145") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or another enterprise if serving at the request of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and, in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and in respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         Article 9 of our By-laws provides for the indemnification of directors, officers, employees and agents of the Company to the maximum extent permitted by the Delaware General Corporation Law. Article 9 of our By-laws permit us to purchase insurance on behalf of our directors, officers, employees and agents against any liability asserted against him and incurred by him in any such capacity, or arising out of his status a such, whether or not Genaera would have the power to indemnify him against such liability under the foregoing provision of the By-laws. Genaera maintains directors and officers insurance.

Item 16.    List of Exhibits.

         The exhibits filed as part of this registration statement are as follows:

Exhibit
Number      Description
------      -----------
5.1         Opinion of Morgan, Lewis & Bockius LLP.
23.1        Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1 hereto).
23.2        Consent of KPMG LLP.
24.1        Powers of Attorney (included on signature page).


Item 17.    Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the
--------  -------
information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         If any of the securities covered by this registration statement are to be offered to securityholders of the undersigned pursuant to rights and any securities not taken by securityholders of the undersigned are to be reofferd to the public, the undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of a subscription period to set forth the results of the subscription offer, the terms of any subsequent reoffering and, to the extent underwriters have been engaged, the transactions by the underwriters during the subscription period and the amount of unsubscribed securities to be purchased by the underwriters. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against a public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a new registration statement as of the time it was declared effective.

         (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                       SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in Plymouth Meeting, Pennsylvania, on this 20/th/ day of November 2001.

                                   GENAERA CORPORATION

                                   BY:  /s/ Roy Clifford Levitt
                                        --------------------------------------
                                        Roy Clifford Levitt, M.D.
                                        President, Chief Executive Officer
                                        and Director

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roy Clifford Levitt, M.D., President, Chief Executive Officer and Director, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to the Registration Statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Signature                  Title                                                     Date
         ---------                  -----                                                     ----
    /s/ Michael R. Dougherty        Non-Executive Chairman and Director                      November 20, 2001
    ------------------------------
    Michael R. Dougherty



    /s/ Bernard Canavan             Director                                                 November 20, 2001
    ------------------------------
    Bernard Canavan, M.D.

    /s/ R. Frank Ecock              Director                                                 November 20, 2001
    ------------------------------
    R. Frank Ecock

                                                                                             November 20, 2001
    /s/ Zola P. Horovitz            Director
    ------------------------------
    Zola P. Horovitz


    /s/ Roy Clifford Levitt         President, Chief Executive Officer and Director          November 20, 2001
    ------------------------------  (Principal Executive Officer)
    Roy Clifford Levitt, M.D.


    /s/ Charles A. Sanders          Director                                                 November 20, 2001
    ------------------------------
    Charles A. Sanders, M.D.


    /s/ Christopher P. Schnittker   Vice President and Chief Financial Officer               November 20, 2001
    ------------------------------  (Principal Financial and Accounting Officer)
    Christopher P. Schnittker


    /s/ Robert F. Shapiro           Director                                                 November 20, 2001
    ------------------------------
    Robert F. Shapiro

    /s/ James B. Wyngaarden         Director                                                 November 20, 2001
    ------------------------------
    James B. Wyngaarden, M.D.

                              GENAERA CORPORATION

                           REGISTRATION ON FORM S-3

                                 EXHIBIT INDEX

Exhibit
Number       Description
------       -----------
5.1          Opinion of Morgan, Lewis & Bockius LLP regarding the legality of securities being registered.
23.1         Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1 hereto).
23.2         Consent of KPMG LLP.
24.1         Powers of Attorney (included on signature page).